Exhibit 99.1

Contact:	For Release:
Brad Cohen	Jan. 25, 2012
Public Relations	1:05 p.m. PST
Quantum Corp.
(408) 944-4044
brad.cohen@quantum.com

Christi Lee
Investor Relations
Quantum Corp.
(408) 944-4450
ir@quantum.com

QUANTUM CORPORATION REPORTS FISCAL THIRD QUARTER RESULTS

Highlights:
  Total revenue of $173 million, with ninth consecutive quarter of year-over-year growth in Quantum branded sales
  Record disk systems and software revenue of $36 million, up 18% year-over-year
  Strong traction from new midrange and SMB DXi deduplication appliances, vmPRO virtual data protection solutions and StorNext big data management appliances

SAN JOSE, Calif., Jan. 25, 2012 – Quantum Corp. (NYSE:QTM), a proven global expert in data protection and big data management, today reported results for the third quarter of fiscal 2012 (FQ3’12), ended Dec. 31, 2011. Revenue for the quarter totaled $173 million, down 2 percent from the third quarter of fiscal 2011 (FQ3’11) primarily due to expected reductions in OEM and royalty revenue. On a sequential basis, third quarter revenue was up $8 million. In addition, FQ3’12 was the ninth consecutive quarter of year-over-year growth in branded revenue, which increased 3 percent and represented 81 percent of total non-royalty revenue. Quantum also generated record revenue of $36 million from disk system and software sales (including related maintenance), which increased 18 percent from the same quarter last year.

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GAAP net income for FQ3’12 was $4 million, or 2 cents per diluted share, compared to GAAP net income of $6 million, or 3 cents per diluted share, in FQ3’11. Non-GAAP net income for the quarter was $12 million, or 5 cents per diluted share, down from $16 million, or 7 cents per diluted share, in the comparable quarter last year. The year-over-year decline in GAAP and non-GAAP net income was primarily due to lower tape-related service and media royalty revenue.

“We are pleased with the continued momentum we saw across key areas in the December quarter,” said Jon Gacek, president and CEO of Quantum. “Quantum branded revenue, which now makes up more than 80 percent of total product and service revenue, grew year-over-year for the ninth consecutive quarter. We also achieved a new high for disk and software revenue, with a strong contribution from new product sales, and generated our highest level of branded tape automation revenue in eight quarters.

“Sales of our DXi6701/02 and DXi4601 disk backup and deduplication products were particularly strong, and customers also responded very positively to our new vmPRO™ virtual data protection solutions, all of which speaks to the unique value we offer customers in protecting both physical and virtual machine data. We also saw significant traction with our new StorNext® appliances, as more customers are turning to Quantum for big data management solutions that enable them to maximize revenue and accelerate time-to-market by fully leveraging their digital assets.”

The company generated $16 million in cash from operating activities and ended the quarter with $69 million of senior debt, $135 million of convertible debt and $63 million in cash and cash equivalents.

Outlook
For the fourth quarter of fiscal 2012, Quantum expects:
  Revenue of $160 million to $170 million.
  GAAP gross margin and non-GAAP gross margin rates slightly below those in FQ3’12.
  GAAP operating expenses of $68 million to $70 million and non-GAAP operating expenses of $62 million to $64 million.
  Interest expense of approximately $3 million and taxes of $1 million.

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Business Highlights
Key business highlights for the December quarter include the following:
  Further enhancing its portfolio of DXi® backup and deduplication appliances, Quantum began shipping the DXi4601for small data center or remote office environments and the DXi8500 with DXi 2.1 software for enterprise customers. The DXi4601 provides the industry’s first capacity-on-demand capability in a deduplication appliance and achieves twice the performance of competitors in its class at half the price. The new DXi8500 offers 60 percent greater capacity, nearly a 40 percent increase in performance, industry-leading price-performance and unique hybrid deduplication.
  Quantum introduced two new vmPRO virtual data protection offerings. The vmPRO 4601 appliance is a turnkey virtual machine (VM) backup solution for small and medium-sized businesses and remote offices that includes capacity-on-demand scalability. Quantum’s vmPRO software incorporates advanced utilities designed to dramatically improve and simplify VM data protection in midrange and larger data centers. In conjunction with the company’s DXi deduplication appliances, it delivers the most effective deduplication rates and the fastest VM recovery in the industry. Demonstrating Quantum’s growing leadership in VM data protection, its vmPRO 4000 was named “Storage Virtualization Product of the Year” at the 2011 Storage, Virtualization and Cloud Computing (SVC) Awards.
  The company announced it had sold more than 60,000 StorNext licenses to date, a significant milestone and testament to its leadership in helping customers manage big data and extract the full value from their digital assets. Quantum also began shipping new StorNext disk and archive offerings as part of its expanded StorNext appliance family. These appliances leverage high-performance StorNext software and market-leading hardware in purpose-built configurations that are highly scalable, cost-effective and easy to deploy.
  Quantum began shipping its Scalar i6000 enterprise tape libraries with dual robotics for high availability. The enhanced libraries also feature Active Vault, which expands managed capacity within the library while reducing application licensing costs. Further reinforcing Quantum’s position as the worldwide leader in open systems tape automation, Storage magazine announced that the company had captured the top spot overall and in all five rating categories for both enterprise and midrange libraries in its annual tape library quality awards.
  The company announced two new low-cost data deduplication and disaster recovery solutions for small businesses. The NDX-8 NAS appliance includes built-in backup software and deduplication technology, enabling customers to reduce storage requirements and network traffic by up to 90 percent. The RDX 8000 removable disk library combines the advantages of disk with the removability of tape and is available with Quantum Datastor Shield deduplication software, which can cut cartridge use by nearly two-thirds.

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Conference Call and Audio Webcast Notification
Quantum will hold a conference call today, Jan. 25, 2012, at 2:00 p.m. PST, to discuss its fiscal third quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (480) 629-9645 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, Jan. 25, 2012, at 2:00 p.m. PST. Site for the webcast and related information: http://www.quantum.com/investors.

About Quantum
Quantum Corp. (NYSE:QTM) is a proven global expert in data protection and big data management that provides a unique combination of intelligent storage solutions and unmatched value for traditional, virtual and cloud environments. From small businesses to multinational enterprises, more than 50,000 customers trust Quantum to help cost effectively manage data growth and extract the full value from their digital assets. Quantum’s offerings include: DXi®-Series disk-based deduplication and replication systems for fast backup and restore, vmPRO™ solutions for protecting virtual machine data, Scalar® tape automation products for disaster recovery and long-term data retention, and StorNext® big data management software and appliances for high-performance file sharing and archiving. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum, the Quantum logo, DXi, Scalar, StorNext and vmPRO are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, all of our statements under the “Outlook” section are forward-looking statements within the meaning of the Safe Harbor. All forward-looking statements in this press release are based on information available to Quantum on the date hereof. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statement. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Item 1A. Risk Factors,” in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 14, 2011 and Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

Quantum believes that the non-GAAP financial measures disclosed above provide useful and supplemental information to investors regarding its quarterly financial performance. Quantum management uses these non-GAAP financial measures internally to understand, manage, and evaluate the company’s business results and make operating decisions. For instance, Quantum management often makes decisions regarding staffing, future management priorities and how the company will direct future operating expenses on the basis of non-GAAP financial measures. In addition, compensation of our employees is based in part on the performance of our business based on non-GAAP operating income.

The non-GAAP financial measures used in this press release exclude the impact of amortization of intangibles, share-based compensation expense, senior debt amendment fees and loss on debt extinguishment for the following reasons:

Amortization of Intangible Assets
This includes acquired intangibles such as purchased technology and customer relationships in connection with prior acquisitions. These expenses are not factored into management’s evaluation of potential acquisitions or Quantum’s performance after completion of the acquisitions because they are not related to Quantum’s core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges from non-GAAP measures provides investors with a basis to compare Quantum against the performance of other companies without the variability caused by purchase accounting.

Share-Based Compensation Expense
Share-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Share-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Quantum’s control. As a result, management excludes this item from Quantum’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Quantum’s core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Senior Debt Amendment Fees
The senior debt amendment fees relate to a specific amendment fee and are not part of Quantum’s future core operations.

Loss on Debt Extinguishment
The loss on extinguishment of debt relates to a specific debt refinancing action and is not part of Quantum’s future core operations.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material impact on the company’s reported financial results and, therefore, should not be relied upon as the sole financial measures to evaluate the company. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Revenue:
Product	$124,081	$123,218	$341,475	$344,001
Service	35,362	37,365	107,956	113,730
Royalty	14,049	15,643	42,635	49,442
Total revenue	173,492	176,226	492,066	507,173

Cost of revenue:
Product	77,238	77,456	218,044	221,158
Service	22,537	23,200	65,732	71,595
Restructuring benefit related to cost of revenue	—	—	(300)	—
Total cost of revenue	99,775	100,656	283,476	292,753
Gross margin	73,717	75,570	208,590	214,420

Operating expenses:
Research and development	17,629	18,240	55,212	54,490
Sales and marketing	33,350	31,776	94,990	90,973
General and administrative	15,759	14,176	46,991	44,600
Restructuring charges	—	—	699	11
Total operating expenses	66,738	64,192	197,892	190,074

Gain on sale of patents	—	—	1,500	—
Income from operations	6,979	11,378	12,198	24,346

Interest income and other, net	(142)	(250)	(422)	24
Interest expense	(2,450)	(4,761)	(8,111)	(16,877)
Loss on debt extinguishment	—	(1,186)	—	(1,186)
Income before income taxes	4,387	5,181	3,665	6,307
Income tax provision (benefit)	473	(683)	1,416	114
Net income	$3,914	$5,864	$2,249	$6,193

Basic and diluted net income per share:	$0.02	$0.03	$0.01	$0.03

Weigheted average common and common equivalent shares:
Basic	233,812	222,801	231,661	219,052
Diluted	239,912	235,099	239,261	228,154

Included in the above Statements of Operations:
Amortization of intangibles:
Cost of revenue	$1,472	$2,574	$6,148	$12,087
Research and development	—	—	—	200
Sales and marketing	3,256	3,332	9,872	10,088
General and administrative	—	25	32	75
	4,728	5,931	16,052	22,450
Share-based compensation:
Cost of revenue	495	459	1,518	1,363
Research and development	795	603	2,466	1,933
Sales and marketing	1,127	786	3,059	2,391
General and administrative	1,007	686	3,203	2,363
	3,424	2,534	10,246	8,050

Acquisition expenses	—	—	325	—

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2011	March 31, 2011*
Assets
Current assets:
Cash and cash equivalents	$59,250	$76,010
Restricted cash	3,987	1,863
Accounts receivable, net	115,106	114,969
Manufacturing inventories	58,879	48,131
Service parts inventories	41,036	45,036
Deferred income taxes	6,384	6,271
Other current assets	10,358	11,274
Total current assets	295,000	303,554
Long-term assets:
Property and equipment, net	24,818	24,980
Intangible assets and goodwill	86,416	91,481
Other long-term assets	8,962	10,950
Total long-term assets	120,196	127,411
	$415,196	$430,965
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$59,238	$52,203
Accrued warranty	7,080	7,034
Deferred revenue, current	84,537	87,488
Current portion of long-term debt	708	1,067
Accrued restructuring charges	689	4,028
Accrued compensation	33,072	31,249
Income taxes payable	1,542	1,172
Other accrued liabilities	19,277	21,418
Total current liabilities	206,143	205,659
Long-term liabilities:
Deferred revenue, long-term	34,533	34,281
Deferred income taxes	6,129	6,820
Long-term debt	67,929	103,267
Convertible subordinated debt	135,000	135,000
Other long-term liabilities	7,199	7,049
Total long-term liabilities	250,790	286,417
Stockholders’ deficit	(41,737)	(61,111)
	$415,196	$430,965
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*     Derived from the March 31, 2011 audited Consolidated Financial Statements.

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	December 31, 2011	December 31, 2010
Cash flows from operating activities:
Net income	$2,249	$6,193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,776	8,780
Amortization	17,785	23,728
Service parts lower of cost or market adjustment	7,564	10,957
Loss on debt extinguishment	—	1,186
Deferred income taxes	(785)	(417)
Share-based compensation	10,246	8,050
Changes in assets and liabilities, net of effect of acquisition:
Accounts receivable	(131)	(15,350)
Manufacturing inventories	(17,463)	(5,861)
Service parts inventories	3,150	1,524
Accounts payable	7,052	2,000
Accrued warranty	46	626
Deferred revenue	(2,727)	(9,312)
Accrued restructuring charges	(3,347)	(2,856)
Accrued compensation	1,975	(1,068)
Income taxes payable	438	(1,159)
Other assets and liabilities	(1,735)	1,900
Net cash provided by operating activities	33,093	28,921

Cash flows from investing activities:
Purchases of property and equipment	(8,538)	(9,348)
(Increase) decrease in restricted cash	(2,317)	222
Return of principal from other investments	97	95
Payment for business acquisition, net of cash acquired	(8,152)	—
Net cash used in investing activities	(18,910)	(9,031)

Cash flows from financing activities:
Repayments of long-term debt	(35,698)	(163,079)
Borrowings of convertible subordinated debt, net	—	130,022
Repayments of convertible subordinated debt	—	(22,099)
Payment of taxes due upon vesting of restricted stock	(2,638)	(2,165)
Proceeds from issuance of common stock	7,506	13,635
Net cash used in financing activities	(30,830)	(43,686)

Effect of exchange rate changes on cash and cash equivalents	(113)	47

Net decrease in cash and cash equivalents	(16,760)	(23,749)
Cash and cash equivalents at beginning of period	76,010	114,947
Cash and cash equivalents at end of period	$59,250	$91,198

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QUANTUM CORPORATION
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31, 2011
	Gross Margin	Gross Margin Rate	Net Income	Per Share Net Income, Basic	Per Share Net Income, Diluted
GAAP	$73,717	42.5%	$3,914	$0.02	$0.02
Non-GAAP Reconciling Items:
Amortization of intangibles	1,472		4,728
Share-based compensation	495		3,424
Non-GAAP	$75,684	43.6%	$12,066	$0.05	$0.05

Computation of basic and diluted net income per share:				GAAP	Non-GAAP
Net income				$3,914	$12,066
Interest on dilutive convertible notes				—	1,191
Income for purposes of computing income per diluted share				$3,914	$13,257
Weighted average shares:
Basic				233,812	233,812
Dilutive shares from stock plans				6,100	6,100
Dilutive shares from convertible notes				—	31,158
Diluted				239,912	271,070

	Three Months Ended December 31, 2010
	Gross Margin	Gross Margin Rate	Net Income	Per Share Net Income, Basic	Per Share Net Income, Diluted
GAAP	$75,570	42.9%	$5,864	$0.03	$0.03
Non-GAAP Reconciling Items:
Amortization of intangibles	2,574		5,931
Share-based compensation	459		2,534
Loss on debt extinguishment	—		1,186
Senior debt amendment fees	—		861
Non-GAAP	$78,603	44.6%	$16,376	$0.08	$0.07

Computation of basic and diluted net income per share:				GAAP	Non-GAAP
Net income				$5,864	$16,376
Interest on dilutive convertible notes				—	595
Income for purposes of computing income per diluted share				$5,864	$16,971
Weighted average shares:
Basic				222,801	222,801
Dilutive shares from stock plans				12,298	12,298
Dilutive shares from convertible notes				—	15,579
Diluted				235,099	250,678

The non-GAAP information set forth in this table is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial information used by other companies.

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QUANTUM CORPORATION
FORECAST FOURTH QUARTER FISCAL 2012
GAAP TO NON-GAAP RECONCILIATION
(Dollars in millions)

Dollars
Forecast operating expense on a GAAP basis	$68.4 - $70.4
Forecast amortization of intangibles	3.3
Forecast share-based compensation	3.1
Forecast operating expense on a non-GAAP basis	$62.0 - $64.0

Estimates based on current (January 25, 2012) projections.

The projected GAAP and non-GAAP financial information set forth in this table represent forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For risk factors that could impact these projections, see our Annual Report on Form 10-K as filed with the SEC on June 14, 2011. We disclaim any obligation to update information in any forward-looking statement.

The non-GAAP financial information set forth in this table is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial information used by other companies.

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